EXHIBIT 99.2

P.O. Box 25099 • Richmond, VA 23260 • Phone: (804) 359-9311 • Fax: (804) 254-3594

PRESS RELEASE

CONTACT:	Karen M. L. Whelan Phone: (804) 359-9311 Fax: (804) 254-3594 Email: investor@universalleaf.com	RELEASE: 4:00 p.m. ET

Universal Corporation Announces Nine Month Earnings

Richmond, VA, February 8, 2006 / PRNEWSWIRE

Allen B. King, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that after a $23.9 million pretax restructuring charge associated with the closure of its tobacco processing plant in Danville, Virginia, the Company reported a net loss of $5.7 million, or $.22 per diluted share, compared to net earnings of $27.9 million, or $1.08 per diluted share, in the third quarter of fiscal year 2005. For the first nine months of fiscal year 2006, net earnings were $32.7 million, or $1.27 per diluted share, compared to $62.2 million, or $2.42 per diluted share last year. Restructuring charges reduced the current quarter and nine-month results by $15.5 million after tax, or $.60 per diluted share. Prior year results for the nine months reflected a charge of $14.9 million for European Commission fines on subsidiaries of the Company related to tobacco buying practices in Spain, which reduced results for that period by $.58 per diluted share. Revenues were $879 million in the quarter and $2.7 billion for the first nine months compared to $852 million and $2.4 billion, respectively, in the prior year.

Tobacco segment operating income for the quarter and nine months was lower compared to last year due to continued weakness in South American results from lower operating margins on the poor quality, more expensive Brazilian crop, as well as a significant decline in demand for blended strip products. In addition, results in Africa were impacted by $4 million in expenses associated with start-up of the Company’s Mozambique factory, as well as the effect of lower yields of some African crops due to poor weather conditions this year and the effect of the overhang of last year’s large Malawi burley crop. The positive impact of increased shipments from Malawi and Tanzania offset some of the unfavorable items in Africa. Both periods benefited from improved operating efficiencies in the United States along with higher sales volume. For the nine months, tobacco operating results were also reduced by currency remeasurement losses, net of export incentives, in Zimbabwe. In addition, as mentioned above, last year’s nine-month tobacco results included a pre-tax charge of $14.9 million for the European Commission fines.

Earnings from the lumber and building products distribution segment were lower for the quarter and nine months due to ongoing price pressure from Do-It-Yourself (“DIY”) retailers, which negatively affected margins in the retail supply division. This decline was partly offset by improved results in the construction supply market, which benefited from increased sales volume.

The agri-products segment reported a loss in the quarter due to approximately $12 million in inventory write-downs and losses on firm purchase commitments for almonds and sunflower seeds. These write-downs were required due to the recent rapid drop of market prices in those markets. Agri-products’ results from the sale of rubber and tea in the nine-month period were higher than last year due to improved market conditions. Agri-products’ revenues increased for the nine-month period primarily because of volume increases in synthetic rubber and nuts.

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During the quarter, the Company announced the closure of its leaf tobacco processing plant in Danville, Virginia, and recorded a $23.9 million pretax restructuring charge, primarily associated with the closure, of which $2.6 million will be cash charges. The Company will consolidate all of its United States flue-cured and burley leaf processing into its Nash County, North Carolina, facility.

Corporate expenses were lower in the quarter and the nine months due to lower incentive compensation accruals and lower costs associated with Sarbanes-Oxley compliance work. In addition, for the nine-month period, the Company benefited from a currency gain on a foreign withholding tax refund. Selling, general and administrative expenses increased for the nine months in large measure because of a $6.6 million increase in the provision for bad debts for Brazilian farmers and increased currency remeasurement losses in Africa, primarily Zimbabwe, of $7.6 million. Interest expense was substantially higher for the quarter and nine months due to higher short-term interest rates and increased borrowing levels. In addition, Universal’s consolidated effective income tax rate was approximately 45% for each of the nine-month periods ended December 31, 2005 and 2004. The effective tax rate is normally higher than the 35% U.S. marginal corporate tax rate, primarily due to excess foreign taxes recorded in countries where the tax rate exceeds the U.S. rate. The currency devaluation in Zimbabwe, which generates U.S. dollar losses but local tax expense, also caused an increase in the effective income tax rate in both years. In addition, for the nine months ended December 31, 2005, the Company’s $23.9 million charge for restructuring and impairment costs generated a tax benefit at a lower rate than the effective tax rate applied to all other earnings, which increased the consolidated effective tax rate by approximately 3%. For the nine months ended December 31, 2004, no income tax benefit was recognized on the $14.9 million charge recorded for a European Commission fine, which increased the effective tax rate by approximately 5%.

The Company did not record a charge for the European Commission fine of €30 million (about $36 million) related to green tobacco buying practices in Italy, which was announced in October 2005. The fine was assessed on the Company after the European Commission revoked Deltafina’s conditional immunity, which had been granted in 2002. Based on consultation with outside counsel, management believes that the terms of the immunity agreement were not breached and that immunity will be restored through the appeal of the decision in the courts. The Company and Deltafina each have appealed the decision to the Court of First Instance of the European Communities.

Mr. King said, “Fiscal year 2006 has been a difficult year due to the confluence of a number of events. In addition to the impact on sales and margins of a poor quality Brazilian crop and the strength of the Brazilian currency, results for the first nine months of the fiscal year have been depressed by reduced yields on certain African crops from drought conditions, continued sharp declines in demand for our blended strip products, and market pricing issues in almonds and sunflower seeds. In addition, during the third quarter we made the difficult decision to close our tobacco processing operations in Danville, Virginia, in response to the continued decline in tobacco production in the United States. Looking ahead, we expect the remainder of the fiscal year to continue to be challenging. As we have noted, the Company remains exposed to further negative market developments in almond and sunflower seed markets, and the retail sales segment of the lumber business continues to be under pressure from reduced consumer demand and price competition in the DIY sector. We expect some margin pressures to continue in tobacco, and we expect more normal leaf shipments from Africa in the coming quarter. Last year’s fourth quarter benefited from much heavier-than-normal shipments due to delays earlier in the year.

“Fiscal year 2007 looks more promising. At this time, we do not foresee any significant restructuring or impairment costs, factory startup costs, or large inventory adjustments, which collectively reduced fiscal year 2006 pretax earnings by nearly $40 million. We expect to see the benefit of savings from the rationalization of our U.S. tobacco operations and our program to reduce overhead costs. The quality of the new Brazilian crop appears to be much better than that of last year. However, the Brazilian currency remains very strong, which will again increase costs, and some shipments of low margin fiscal year 2006 Brazilian tobacco will carry over into fiscal year 2007. African crops for the new season thus far have had no significant weather issues, except for some drought conditions in Tanzania, and are developing well. Although we have

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experienced a number of market issues this year, we do not see a fundamental weakening in our business, our business environment, or our longer term prospects.”

Additional information

The information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Lumber and building products earnings are also affected by changes in exchange rates between the U.S. dollar and the euro. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005 and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2005.

At 5:00 p.m. (Eastern Time) today, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the call will also be available for seven days at those web sites or by dialing 888-707-8786.

Universal Corporation (UVV:NYSE) is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on March 31, 2005, were approximately $3.3 billion.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

(In thousands of dollars, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$878,779	$852,346	$2,658,227	$2,449,658

Costs and expenses
Cost of goods sold	742,497	705,758	2,217,906	2,016,485
Selling, general and administrative expenses	100,794	94,602	301,293	275,271
Restructuring and impairment costs	23,861	—	23,861	—
European Commission fines	—	—	—	14,908

Operating income	11,627	51,986	115,167	142,994
Equity in pretax earnings of unconsolidated affiliates	6,492	8,917	4,731	9,838
Interest expense	21,745	15,721	60,165	42,484

Income (loss) before income taxes and other items	(3,626)	45,182	59,733	110,348
Income taxes	781	17,956	26,758	49,259
Minority interests	1,262	(681)	311	(1,158)

Net income (loss)	($5,669)	$27,907	$32,664	$62,247

Earnings (loss) per common share—basic	($0.22)	$1.09	$1.27	$2.44

Earnings (loss) per common share—diluted	($0.22)	$1.08	$1.27	$2.42

Retained earnings—beginning of period			$733,763	$679,202
Net income			32,664	62,247
Cash dividends declared ($1.27 in 2005, $1.20 in 2004)			(32,644)	(30,671)

Retained earnings—end of period			$733,783	$710,778

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	December 31,	December 31,	March 31,
	2005	2004	2005
	(Unaudited)	(Unaudited)
ASSETS
Current
Cash and cash equivalents	$30,619	$70,523	$58,625
Accounts receivable, net	489,424	418,377	494,963
Advances to suppliers, net	132,811	153,077	171,906
Accounts receivable—unconsolidated affiliates	2,769	6,182	4,759
Inventories—at lower of cost or market:
Tobacco	712,396	637,889	609,114
Lumber and building products	160,478	175,045	167,333
Agri-products	203,089	172,365	172,448
Other	50,573	48,623	42,473
Prepaid income taxes	5,808	19,650	5,504
Deferred income taxes	12,826	16,719	6,875
Other current assets	48,703	46,554	54,808

Total current assets	1,849,496	1,765,004	1,788,808

Property, plant and equipment—at cost
Land	71,991	75,246	78,127
Buildings	404,436	403,596	395,077
Machinery and equipment	735,902	729,876	746,198

	1,212,329	1,208,718	1,219,402
Less accumulated depreciation	(608,864)	(602,078)	(595,732)

	603,465	606,640	623,670
Other assets
Goodwill and other intangibles	134,817	138,362	138,053
Investments in unconsolidated affiliates	90,047	94,000	98,789
Deferred income taxes	96,414	61,341	85,014
Other noncurrent assets	185,141	129,897	150,990

	506,419	423,600	472,846

Total assets	$2,959,380	$2,795,244	$2,885,324

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	December 31,	December 31,	March 31,
	2005	2004	2005
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Notes payable and overdrafts	$454,842	$353,141	$429,470
Accounts payable	343,770	317,579	299,452
Accounts payable—unconsolidated affiliates	245	185	279
Customer advances and deposits	139,331	125,107	48,634
Accrued compensation	24,852	27,866	35,621
Income taxes payable	17,024	32,440	32,866
Current portion of long-term obligations	169,438	130,035	123,439

Total current liabilities	1,149,502	986,353	969,761

Long-term obligations	771,750	741,519	838,687

Postretirement benefits other than pensions	44,785	42,643	43,459

Other long-term liabilities	117,905	141,107	131,885

Deferred income taxes	34,771	50,982	43,899

Total liabilities	2,118,713	1,962,604	2,027,691
Minority interests	32,460	32,029	35,245
Shareholders’ equity
Preferred stock, no par value, authorized 5,000,000 shares, none issued or outstanding	—	—	—
Common stock, no par value, authorized 100,000,000 shares, 25,715,109 issued and outstanding shares (25,621,539 at December 31, 2004, and 25,668,590 at March 31, 2005)	118,933	112,914	117,520
Retained earnings	733,783	710,778	733,763
Accumulated other comprehensive loss	(44,509)	(23,081)	(28,895)

Total shareholders’ equity	808,207	800,611	822,388

Total liabilities and shareholders’ equity	$2,959,380	$2,795,244	$2,885,324

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Nine Months Ended
	December 31,
	2005	2004
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$32,664	$62,247
Depreciation	48,760	51,913
Amortization	2,430	2,641
Other adjustments to reconcile net income to net cash provided by operating activities	(6,051)	(7,255)
Changes in operating assets and liabilities	(46,762)	(106,509)
Restructuring and impairment costs	23,861	—
Accrued liability for European Commission fines	—	14,908

Net cash provided by operating activities	54,902	17,945

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(60,933)	(67,108)
Purchase of business, net of cash acquired	(14,339)	(15,934)
Sales of property, plant, and equipment and other	5,753	3,711

Net cash used in investing activities	(69,519)	(79,331)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of short-term debt, net	43,103	79,421
Issuance of long-term debt	—	95,000
Repayment of long-term debt	(20,662)	(52,269)
Issuance of common stock	1,413	2,930
Dividends paid	(32,644)	(30,671)
Other	(4,069)	(2,456)

Net cash provided (used) by financing activities	(12,859)	91,955

Effect of exchange rate changes on cash	(530)	644

Net increase (decrease) in cash and cash equivalents	(28,006)	31,213
Cash and cash equivalents at beginning of year	58,625	39,310

Cash and cash equivalents at end of period	$30,619	$70,523

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (the “Company” or “Universal”), has operations in tobacco, lumber and building products, and agri-products. Because of the seasonal nature of these businesses, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This Form 10-Q should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005.

NOTE 2. GUARANTEES, OTHER CONTINGENT LIABILITIES, AND OTHER MATTERS

Guarantees and Other Contingent Liabilities

Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers’ production of tobacco there. At December 31, 2005, total exposure under subsidiaries’ guarantees issued for banking facilities of Brazilian farmers was approximately $237 million. About 75% of these guarantees expire within one year, and nearly all of the remainder expire within five years. The Company withholds payments due to the farmers on delivery of tobacco and forwards those payments to the third-party bank. Failure of farmers to deliver sufficient quantities of tobacco to the Company to cover their obligations to third-party banks could result in a liability for the Company; however, in that case, the Company would have recourse against the farmers. The maximum potential amount of future payments that the Company’s subsidiary could be required to make is the face amount, $237 million, and any unpaid accrued interest. The accrual recorded for the value of the guarantees was approximately $6 million and $5.5 million at December 31, 2005 and 2004, respectively, and approximately $4 million at March 31, 2005. In addition, the Company has contingent liabilities of approximately $9 million that consist primarily of bid and performance bonds. The Company considers the possibility of a material loss on any of the guarantees and other contingencies to be remote.

Zimbabwe

In recent years, economic and political changes in Zimbabwe have led to a significant decline in tobacco production in that country. Universal has been able to offset this volume decline with increased production in other countries.

During the nine months ended December 31, 2005, the Zimbabwe dollar devalued from an exchange rate of approximately 6,000 to 1 U.S. dollar to approximately 85,000 to 1. In addition, the government reduced the number of days that U.S. dollars can be held in a U.S. dollar bank account from 60 days to 30 days. After 30 days, the U.S. dollars must be converted into Zimbabwe dollars and are thus exposed to devaluation. In this environment, the Company experienced remeasurement losses of $7.4 million in the nine months ended December 31, 2005. Last year, the Company recorded remeasurement losses of about $1.8 million in the nine-month period. In Zimbabwe, the devaluation creates taxable local currency gains from tobacco sales in U.S. dollars. Those gains generated tax expense of $2.7 million in the nine months ended December 31, 2005.

As inventory is sold in U.S. dollars and the resulting accounts receivable are collected, it is increasingly difficult under the Zimbabwe government’s strict exchange controls to protect the value of the U.S. dollars by using them within 30 days. Only local U.S. dollar bank borrowings or U.S. dollar advances from offshore finance facilities may be used to purchase green tobacco in Zimbabwe, so funds generated from sales cannot be used for these purchases. Absent major improvement in conditions in Zimbabwe, the Company remains exposed to further losses with continued devaluation of the Zimbabwe dollar.

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Universal Corporation

The Company’s ability to recover the value of its long-lived assets in Zimbabwe could also become impaired. As of December 31, 2005, the Company’s equity in its net assets of subsidiaries in Zimbabwe was approximately $42 million, of which about $19 million was represented by long-lived assets.

European Commission Fines and Other Legal Matters

European Commission Fines in Italy

In 2002, the Company reported that it was aware that the European Commission (the “Commission”) was investigating certain aspects of the leaf tobacco markets in Italy. Deltafina buys and processes tobacco in Italy. The Company reported that it did not believe that the Commission investigation in Italy would result in penalties being assessed against it or its subsidiaries that would be material to the Company’s earnings. The reason the Company held this belief was that it had received conditional immunity from the Commission because Deltafina had voluntarily informed the Commission of the activities that were the basis of the investigation.

On December 28, 2004, the Company received a preliminary indication that the Commission intended to revoke Deltafina’s immunity for disclosing in April 2002 that it had applied for immunity. Neither the Commission’s Leniency Notice of February 19, 2002, nor Deltafina’s letter of provisional immunity, contains a specific requirement of confidentiality. The potential for such disclosure was discussed with the Commission in March of 2002, and the Commission never told Deltafina that disclosure would affect Deltafina’s immunity. On October 20, 2005, the Company received notification from the Commission that the Commission had imposed fines totaling €30 million (about $36 million) on Deltafina and the Company jointly for infringing European Union antitrust law in connection with the purchase and processing of tobacco in the Italian raw tobacco market.

The Company does not believe that the decision can be reconciled with the Commission’s Statement of Objections and facts. The Company and Deltafina each have appealed the decision to the Court of First Instance of the European Communities. Based on consultation with outside counsel, the Company believes it is probable that it will prevail in the appeals process and has not accrued a charge for the fine. At this time, Deltafina intends to provide a bank guarantee to the Commission in the amount of the fine in order to stay execution during the appeal process.

Losses on Agri-Products Inventory and Purchase Commitments

Certain subsidiaries in the Company’s agri-products segment buy, process, package, and sell sunflower seeds and almonds. The markets for both of these commodities are in an oversupply position, primarily due to unexpectedly high production from the 2005 crops. These conditions caused prices for finished product and prices indicated for raw product to decline significantly during the quarter ended December 31, 2005. As a result of the declines, the Company recorded losses totaling approximately $12 million before taxes ($7 million after taxes) on uncommitted inventory, as well as firm commitments to purchase undelivered raw product, during the quarter. Some of the Company’s inventory and purchase commitment positions remain exposed to further price declines, and additional losses may be reported in subsequent periods on any additional price declines. Market prices for almonds have declined further since December 31, 2005, and based on prices at January 31, 2006, estimated additional losses of approximately $5 million would be incurred.

NOTE 3. SEGMENT INFORMATION

Segments are based on product categories. The Company evaluates performance based on segment operating income and equity in pretax earnings of unconsolidated affiliates.

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	Three Months Ended December 31,		Nine Months Ended December 31,
	2005	2004	2005	2004
(in thousands of dollars)
SALES AND OTHER OPERATING REVENUES
Tobacco	$475,175	$456,717	$1,375,294	$1,276,980
Lumber and building products distribution	200,144	200,348	641,530	617,026
Agri-products	203,460	195,281	641,403	555,652

Consolidated total	$878,779	$852,346	$2,658,227	$2,449,658

OPERATING INCOME (LOSS)
Tobacco	$46,491	$54,101	$124,098	$129,438
Lumber and building products distribution	7,107	10,236	27,335	34,323
Agri-products	(6,468)	3,344	7,514	10,586

Total segment operating income	47,130	67,681	158,947	174,347

Less:
Corporate expenses	5,150	6,778	15,188	21,515
Equity in pretax earnings of unconsolidated affiliates	6,492	8,917	4,731	9,838
Restructuring and impairment costs	23,861	—	23,861	—

Consolidated total	$11,627	$51,986	$115,167	$142,994

NOTE 4. SUBSEQUENT EVENT

In February 2006, the Company determined that the restructuring and impairment charges for the closure of the Danville, Virginia facility, combined with lower than expected operating results for the quarter ended December 31, 2005, and a decrease in committed tobacco inventories caused by shipments during the quarter, caused a covenant breach under its revolving credit agreement and a secured term loan. Waivers of the covenant violation have been received from a sufficient number of the banks participating in the revolving credit facility, and no event of default has occurred under the agreement. The Company decided to repay the secured term loan on February 7, 2006, using borrowings under the revolving credit facility, to avoid additional costs to amend the term loan and to release the liens from the Danville, Virginia, facility, which had been pledged as security on the loan. The entire outstanding principal balance of that loan, approximately $69 million, has been classified in the current portion of long-term obligations in the consolidated balance sheet at December 31, 2005. No covenants have been breached in any of the Company’s other debt obligations. The Company is currently working with its bank group and expects to amend its revolving credit agreement to allow greater room under the waived covenant into the next fiscal year. The Company also expects to complete negotiations for a bank term loan of up to $250 million during the quarter ending March 31, 2006. Proceeds from that loan will be used to reduce borrowings under the revolving credit facility.